For Immediate Release
        Contacts:
Peter Kowalchuk – Media    Margaret Miller – Investors
(317) 471-2470            (317) 246-2628

Republic Airways Receives Financing for 47 Embraer E175 Aircraft
Indianapolis, Indiana (July 15, 2013) – Republic Airways Holdings Inc. (NASDAQ: RJET/NM) today announced that it has entered into an agreement with an affiliate of the Brazilian Development Bank (BNDES) for the financing of 47 Embraer E175 aircraft. The aircraft will provide service under the terms of the capacity purchase agreement (CPA) with American Airlines announced in January and will fly under the American Eagle brand.

Republic Airways Holdings, based in Indianapolis, Indiana, is an airline holding company that owns Chautauqua Airlines, Frontier Airlines, Republic Airlines and Shuttle America, collectively “the airlines.” The airlines operate a combined fleet of more than 285 aircraft and offer scheduled passenger service on over 1,600 flights daily to over 145 cities in the U.S. as well as to the Bahamas, Canada, Costa Rica, Dominican Republic, Jamaica, Mexico and Turks and Caicos Islands under branded operations at Frontier, and through fixed-fee flights operated under airline partner brands, including American Eagle, AmericanConnection, Delta Connection, United Express, and US Airways Express. The airlines currently employ approximately 10,000 aviation professionals. For more information on Republic Airways, please visit our website at www.rjet.com.

###